Exhibit 4.2

[FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

BOOKING HOLDINGS INC.

3.750% SENIOR NOTES DUE 2037

No. 1

€500,000,000

COMMON CODE 294561854

ISIN XS2945618549

CUSIP 09857L BF4

BOOKING HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to USB Nominees (UK) Limited or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, on November 21, 2037, and to pay interest, annually on November 21 of each year, commencing November 21, 2025, on said principal sum at said office or agency, in like coin or currency, at the rate of 3.750% per annum, from the November 21 next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on the Notes (as defined on the reverse hereof), in which case from November 21, 2024, until payment of said principal sum has been made or duly provided for.  The interest so payable on November 21 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the November 7 preceding such November 21, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered holders of Notes not less than thirty days preceding such special record date or may be paid in any other lawful manner.  Interest on this Note will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or November 21, 2024 if no interest has been paid on this Note), to but excluding the next scheduled interest payment date. This day count convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, the maturity date or any earlier required repurchase date upon a designated event falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: November 21, 2024

BOOKING HOLDINGS INC.

By:
Name:	Ewout Steenbergen
Title:	Executive Vice President and Chief Financial Officer

This is one of the Notes designated therein referred to in the within mentioned Indenture.

Dated: November 21, 2024

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Authenticating Agent

By:
Authorized Signatory

[REVERSE OF NOTE]

1.             Notes.

This Note is one of a duly authorized issue of senior Notes of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Officers’ Certificate of the Company, dated as of November 21, 2024 (the “Officers’ Certificate”), pursuant to the Indenture dated as of August 8, 2017 (the “Indenture” and, together with the Officer’s Certificate, the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “3.750% Senior Notes due 2037,” issued in an initial aggregate principal amount of €500,000,000. The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.             No Sinking Fund.

The Notes will not be entitled to the benefit of any sinking fund.

3.             Optional Redemption.

(a) At the Company’s option, the Notes may be redeemed in whole or in part at any time or from time to time on and after August 21, 2037, (the “Par Call Date”), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

(b) At the Company’s option, the Notes may be redeemed prior to the Par Call Date, in whole or in part, at any time or from time to time (a “Redemption Date”). If the Company elects to redeem the Notes prior to the Par Call Date, the Company will pay a redemption price equal to the greater of the following amounts, plus, in the case of each of (1) and (2) below, accrued and unpaid interest thereon to, but excluding, such Redemption Date: (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of such Notes as if the maturity date of such Notes was the Par Call Date, not including any portion of the payments of interest accrued to the Redemption Date, discounted to such Redemption Date on an annual basis at the Comparable Government Bond Rate, plus 20 basis points. Neither the Trustee nor the paying agent shall have any responsibility for calculating the redemption price.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

4.             Selection and Notice of Redemption.

(a)            If less than all of the Notes are to be redeemed, in the case of certificated Notes and global Notes, the Trustee will select Notes for redemption in accordance with the procedures of the depositary. The Trustee, in the case of certificated Notes and global Notes, shall select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

(b)           Notices of redemption will be sent electronically or, at the Company’s option, mailed at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address, except that a redemption notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with legal or covenant defeasance of the Company’s obligations or a satisfaction and discharge of the Indenture, or if the redemption date is delayed as provided for in the following paragraph. The Company may provide in any redemption notice that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(c)           Any redemption of the Notes or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company, in its sole discretion) of one or more conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

5.             Acceleration Upon Event of Default.

(a)  If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b)  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all Notes waive any existing Default and its consequences under the Indenture except (i) a continuing Default in the payment of interest on, or the principal of, the Notes (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration), (ii) a Default arising from the failure to redeem the Notes when required pursuant to the Indenture or (iii) a Default in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder of the Notes.

(c)  The Indenture provides that if a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. The Company is also required to deliver to the Trustee, within 30 days after the Company first gains knowledge of the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto (provided that, solely with respect to an Event of Default arising from certain events of bankruptcy or insolvency, no such status or description of action is required).

6.             Amendment and Modification.

The Indenture permits, with certain exceptions as therein provided, the amendment of the Notes or the Indenture and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of all Series under the Indenture then outstanding and affected by such amendment, voting as a single class.

7.             No Impairment of Obligation to Pay.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8.             Transfer and Exchange.

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

9.             No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

10.           Treatment as Owner.

The registered Holder of a Note will be treated as the owner of it for all purposes.

11.           Payment of Additional Amounts.

All payments of principal and interest on the Notes by the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless the withholding or deduction of such taxes, assessment or other government charge is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)  to the extent any tax, assessment or other governmental charge is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)  being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)  having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)  being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)  being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)  being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(2)  to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)  to the extent any tax, assessment or other governmental charge would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deduction by the Company or a paying agent from the payment;

(5)  to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(6) to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(7)  to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(8)  in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided in this Note, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

If the Company is required to pay any additional amounts as described above with respect to the Notes, the Company will notify the Trustee and the Paying Agent pursuant to an Officers’ Certificate that specifies the additional amounts payable and when the additional amounts are payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and the Paying Agent may conclusively rely on the absence of such an Officer’s Certificate in assuming that no such additional amounts are payable.

12.           Euro.

All payments of interest and principal, including payments made upon any redemption of the Notes, will be made in euro; provided that if euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if euro is no longer being used by the then member states of the European Monetary Union that have adopted euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recently available market exchange rate for euro, as determined in the Company’s sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

13.           Payment of Interest.

For Notes in definitive form, interest on such Notes will be payable (i) to holders holding an aggregate principal amount of Notes of €1.0 million or less, by check mailed to the holders of those Notes and (ii) to holders holding an aggregate principal amount of Notes more than €1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies the registrar, in writing, to the contrary.

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by Euroclear or Clearstream or their respective nominees in immediately available funds to Euroclear or Clearstream or their respective nominees, as the case may be, as the registered holder of such global Notes.

14.           Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 18, 2024, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 11 herein with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.

15.           No Liability.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

16.           Governing Law.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is €500,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian